                                                                   Exhibit 99.B1

STATE OF TEXAS                                 (S)
                                               (S)
COUNTY OF GALVESTON                            (S)

                I, the undersigned, Assistant Secretary of the AMERICAN NATIONAL INSURANCE COMPANY, Galveston, Texas, do hereby certify that the following is a true and correct copy from the corporate records of said Corporation, of a resolution duly adopted by the Board of Directors thereof, at a regular meeting of said Board, a quorum thereof present and acting, on the 20th day of December, 1991, to wit:

                   Resolution Establishing Separate Account
                   ----------------------------------------
                          Variable Annuity Contracts
                          --------------------------

RESOLVED, That the officers of the Company be, and they hereby are, authorized to establish one or more separate accounts of this Company, in accordance with the insurance laws of the State of Texas, to provide an investment medium for variable annuity contracts issued by this company as may be designated as participating therein. Any such separate account shall receive, hold, invest and reinvest only the monies arising from: (1) premiums, contributions or payments made pursuant to variable annuity contracts participating therein; (2) such assets of the company as may be necessary for the establishment of such separate account or accounts; and (3) the dividends, interest and gains produced by the foregoing; and

FURTHER RESOLVED, that the separate account may be divided into various sub-accounts as determined necessary by the officers of the Company to fund such variable annuity contracts. Purchase payments (net of any applicable deductions) remitted to the Company under the variable annuity contracts and allocated to the separate account shall be allocated to the appropriate sub-account in accordance with the terms of the variable annuity contracts. Each sub-account, in turn, shall invest in the shares of one or more registered management investment companies, or designated investment series thereof, as specified for investment by its, at net asset value per share next to be determined following receipt of an order for purchase by such sub-account. To the extent that such registered management investment company, or companies, establishes additional investment series, the officers of the Company are empowered and authorized to establish such additional sub-accounts as there are additional investment series, with each such sub-account to invest solely in the shares of a specified additional investment series; and

FURTHER RESOLVED, that the separate account shall be administered and accounted for as part of the general business of the Company, but the income, gains and losses of the separate account shall be credited to or charged solely against the assets held in the separate account, without regard to any other income arising out of other business that this Company may conduct. The assets of the separate account shall not be chargeable with the liabilities arising out of any other business that this Company may conduct; and

FURTHER RESOLVED, each sub-account shall be administered and accounted for as part of the general business of the Company, but the income (including capital gains, or losses, if any) of each sub-account shall be credited to or charged against the assets held in that sub-account in accordance with the terms of the policies funded therein, without regard to other income of the remaining sub-accounts or arising out of any other business that this Company may conduct. The assets of each sub-account shall not be chargeable with liabilities arising out of the business conducted by another sub-account, nor shall a sub-account be chargeable with liabilities arising out of any other business that this Company may conduct; and

FURTHER RESOLVED, that the officers of the Company be, and they hereby are, authorized:

     (i) to register the variable annuity contracts issued or to be issued by the Company under the provisions of the Securities Act of 1933 to the extent that they shall determine that such registration is necessary;

     (ii) to register any such separate account or accounts with the Securities and Exchange Commission under the provisions of the Investment Company Act of 1940 to the extent that they shall determine that such registration is necessary;

     (iii) to prepare, execute and file such amendments to any registration statements filed under the aforementioned Acts (including such pre-effective and post-effective amendments), supplements and exhibits thereto as they may deem necessary or desirable;

     (iv) to apply for exemption from those provisions of the aforementioned Acts and the rules promulgated thereunder as they may deem necessary or desirable and to take any and all other actions which they may deem necessary, desirable or appropriate in connection with such Acts;

     (v) to file the variable annuity contracts participating in any such separate accounts with the appropriate state insurance departments and to prepare and execute all necessary documents to obtain approval of the insurance departments; and

     (vi) to prepare or have prepared and execute all necessary documents to obtain approval of, or clearance with, or other appropriate actions required, or any other regulatory authority that may be necessary in connection with the foregoing matters; and

     (vii) to enter into agreements with appropriate entities for the provisions of administrative and other required services on behalf of the Separate Account(s) and for the safekeeping of assets of such Separate Account(s); and

FURTHER RESOLVED, that the form of any resolutions required by any state authority to be filed in connection with any variable annuity contracts or any of the other documents or instruments referred to in any of the preceding resolutions be, and the same hereby are, adopted as fully set forth herein if
(i) in the opinion of the officers of the Company the adoption of the resolutions is advisable; and (ii) the Corporate Secretary or Assistant Secretary of the Company evidences such adoption by inserting into these minutes copies of such resolutions; and

FURTHER RESOLVED, that the officers of the Company, and each of them, are hereby authorized to prepare and to execute the necessary documents and to take such further actions as may be deemed necessary or appropriate, in their discretion, to cause the issuance and sale of variable annuity contracts and/or to fully implement the purpose of the foregoing resolutions.

     IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the said

Corporation, this ____ day of February, 2000.


                                                   -----------------------------
          Assistant Secretary

SUBSCRIBED AND SWORN TO BEFORE ME, this ___ day of February, 2000.

                                                   -----------------------------
                                                     Notary Public
                                                     State of Texas